January 6, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentleman:

We have read Item 4.01 of the Form 8-K of INNOVUS PHARMACEUTICALS, INC. dated January 6, 2016, and are in agreement with the statements contained in paragraph 1 and 2 therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01

Sincerely,

/S/ EisnerAmper LLP

EisnerAmper LLP